PROMISSORY NOTE

$150,000.00 **December 28, 2006**

1. FOR VALUE RECEIVED, the undersigned, Microhelix, Inc. ("Maker"), promises to pay to James M. Williams ("Payee), or order, at Maker's address at 19500 SW 90th Court, Tualatin, OR 97062, or at such other place as may be designated in writing to Maker by the holder of this Promissory Note (this "Note"), the principal sum of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00), together with interest from the date hereof on the unpaid principal balance at a rate (the "Rate") of Fifteen percent (15%) per annum.

2. Principal and interest, if applicable hereunder, shall be due and payable on the dates and in the manner as follows:

(a) Commencing February 1, 2007 and continuing monthly for the next five (5) consecutive months thereafter, monthly payments of principal each in the amount of Twenty Five Thousand and 00/100 Dollars ($25,000.00), together with interest accrued and unpaid as of the date of each such payment, if applicable, until the entire principal balance hereof, together with any and all unpaid and/or accrued interest hereunder, shall be paid in full. The Note may be re-paid in part or in full subject to the terms of the Subordination Agreement dated December 28, 2006 between BFI Business Finance, James M. Williams and Microhelix, Inc.

3. Interest not paid when due shall bear interest at the same rate as principal. All payments hereunder are to be applied first to the payment of accrued interest and the balance remaining applied to the payment of principal. All principal and interest due hereunder is payable in lawful money of the United States of America.

4. Maker expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, the benefit of any exemption under the homestead exemption laws, and all other notices and demands in connection with the delivery, acceptance, performance, or enforcement of this Note.

5. It is expressly agreed that if a default or breach occurs in the payment of any principal or interest, as provided above, or in the payment or performance of any other of Maker's obligations under this Note, the unpaid principal balance of this Note, together with interest accrued thereon, shall forthwith be due and payable at the option of the holder hereof.

6. This Note shall be binding upon all legal representatives, successors, and assigns of Maker and Payee.

7. Maker promises to pay all costs and expenses of collection of this Note and to pay all reasonable attorneys' fees incurred in such collection or in any suit or action to collect this Note or any appeal thereof. This Note shall be governed by, construed under, and enforced in accordance with the laws of the State of Oregon.

Microhelix, Inc., an Oregon corporation

By: /s/ Ty Pettit

Name: **Ty Pettit**
Title: **President & CEO**